FOR IMMEDIATE RELEASE	NEWS
March 17, 2025	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports Fourth Quarter and Year-End 2024 Financial and Operating Results;
Provides 2025 Guidance

MIDLAND, Texas, March 17, 2025 – Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment, technology, and services to the energy industry, today announced financial results for the three months and year-ended December 31, 2024. The Company also provided guidance for its full year 2025, anticipating significant top- and bottom-line growth with strong momentum moving into 2026.

Fourth Quarter and Full Year 2024 Highlights

•Rental revenue of $38.2 million for the fourth quarter and $144.2 million for the full year 2024, representing increases of 21% and 36%, respectively, compared to the prior year comparable periods.
•Net income of $2.9 million or $0.23 per diluted share for the fourth quarter and $17.2 million or $1.37 per diluted share for the full year 2024, representing increases of 68% and 263%, respectively, compared to the prior fourth quarter and full year 2023 periods.
•Cash flow generated from operating activities of $9.4 million for the fourth quarter and $66.5 million for the full year 2024. This compares to net cash used in operating activities of $7.7 million for the fourth quarter and cash generated of $18.0 million for the full year 2023.
•Adjusted EBITDA of $18.0 million for the fourth quarter and $69.5 million for the full year 2024; 2024 Adjusted EBITDA was 52% higher than 2023 and represented the highest level in the Company’s history. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.

Management Commentary and Outlook

“2024 was a transformational year for Natural Gas Services Group as we executed against our strategic objectives and significantly improved our market presence and financial performance,” stated Justin Jacobs, Chief Executive Officer. “During the year, we enhanced our team and infrastructure, further diversified and expanded our customer base, organically expanded into large horsepower electric units, maintained our industry-leading service levels, and materially increased the size of our overall fleet. I am quite proud of the NGS team as their unwavering dedication to our customers and their passion to excel are the driving forces of our results.”

“2024 was also a record year for NGS as our utilized rental fleet approached 500,000 horsepower and our Adjusted EBITDA increased by over 50% compared to 2023. Equally important, our business became significantly more capital efficient: our total debt increased by only $6 million over the course of 2024 and our leverage declined from 2.53x at the end of 2023 to 2.36x at 2024 year-end. The reduction of working capital was a material driver in the improvement in capital efficiency, and we believe there is more opportunity to monetize non-cash assets in the near term.”

“Looking forward, we see continued strength in the market. We believe our organic growth rate leads the industry and we are taking market share. This was made possible by the hard work of our service technicians and field service team, our leading compressor technology, and strong partnerships with our customers. We expect 2025 will be another year of significant growth in new large horsepower units and we have already signed material new unit contracts for 2026. We are excited for the future and believe we are well positioned to continue to increase shareholder value.”

Corporate Guidance – 2025 Outlook

In November 2024, the Company noted it expected 2024 Adjusted EBITDA to be in the range of $67 - $69 million, total growth capital expenditures for the year to be in the range of $65 - $75 million, and total maintenance expenditures for the year to be in the range of $8 - $11 million. For the full year 2024, the Company reported Adjusted EBITDA of $69.5 million, growth capital expenditures of $60.5 million and maintenance capital expenditures of $11.4 million. Additionally, as of December 31, 2024, rented horsepower stood at 491,756, representing year-over-year growth of 17%.

The Company today provides the following commentary regarding its financial expectations for the 2025 Fiscal Year. For the year ending December 31, 2025, the Company expects growth capital expenditures, which are mostly comprised of new units (essentially all of which are under contract), to be in the range of $95 - $120 million. Once all these units are deployed with customers, which is expected by early 2026, the Company expects its rented horsepower to increase by approximately 90,000 horsepower, which represents an increase of approximately 18% versus year-end 2024. The timing of unit deployments is very heavily weighted to the second half of 2025 and early 2026. Accordingly, the majority of the impact of 2024 and 2025 growth capital expenditures will start to be reflected in Adjusted EBITDA in the second half of 2025 and the first quarter of 2026.

Based on the timing of contractual orders and deployments in 2025, the Company expects 2025 Adjusted EBITDA to be in the range of $74 - $78 million, which at the mid-point of the range, represents a 9% increase over 2024. This range is reflective of the timing of anticipated unit deployments.

Outlook
FY 2025 Adjusted EBITDA	$74 - $78 million
FY 2025 Growth Capital Expenditures	$95 - $120 million
FY 2025 Maintenance Capital Expenditures	$10 - $13 million
Target Return on Invested Capital	At least 20%

The Company further notes that once all the 2025 growth capital expenditures are spent and the units are deployed, its “run rate” Adjusted EBITDA should increase at a rate (when compared to the fourth quarter of 2024) well in excess of the Company’s anticipated horsepower growth of 18% as noted above. The Company expects 2025 maintenance capital expenditures of $10 - $13 million and its targeted return on invested capital of at least 20% remains unchanged.

2024 Fourth Quarter Financial Results

Revenue: Total revenue for the three months ended December 31, 2024 increased 12% to $40.7 million from $36.2 million for the three months ended December 31, 2023. This increase was due primarily to an increase in rental revenues. Rental revenue increased 21% to $38.2 million in the fourth quarter of 2024 from $31.6 million in the fourth quarter of 2024 due to the addition of higher horsepower packages and pricing improvements. As of December 31, 2024, we had 491,756 horsepower (1,208 rented units) compared to 420,432 horsepower (1,247 rented units) as of December 31, 2023, reflecting a 17% increase in total utilized horsepower. Sequentially, total revenue was essentially flat for the comparable periods, primarily related to lower sales revenue offset by an increase in rental revenue.

Gross Margins: Total gross margins, including depreciation expense increased to $14.6 million for the three months ended December 31, 2024, compared to $13.3 million for the same period in 2023 and decreased from $14.9 million for the three months ended September 30, 2024. Total adjusted gross margin, exclusive of depreciation expense, for the three months ended December 31, 2024, increased to $23.0 million compared to $20.3 million for the three months ended December 31, 2023, and $22.9 million for the three months ended September 30, 2024. For a reconciliation of Gross Margin, see Non-GAAP Financial Measures – Adjusted Gross Margin, below.

Operating Income: Operating income for the three months ended December 31, 2024 was $6.0 million compared to operating income of $4.4 million for the three months ended December 31, 2023 and operating income of $9.5 million, during the third quarter of 2024.

Net Income: Net income for the three months ended December 31, 2024, was $2.9 million, or $0.23 per diluted share compared to net income of $1.7 million or $0.14 per diluted share for the fourth quarter of 2023, and $5.0 million or $0.40 per diluted share for the third quarter of 2024. The increase in net income year-over-year was primarily related to higher rental revenue and rental gross margin, while the sequential decline was primarily related to the inventory allowance and decrease in sales gross profit related to the closure of our Midland fabrication operations, the intangible asset impairment, an increase in stock-based compensation, and an increase in depreciation.

Cash Flows: At December 31, 2024, cash and cash equivalents were approximately $2.1 million, while working capital was $30.8 million. For the twelve months of 2024, cash flows provided by operating activities were $66.5 million, while cash flows used in investing activities was $71.4 million. This compares to cash flows provided by operating activities of $18.0 million and cash flows used in investing activities of $153.9 million for the comparable twelve-month period in 2023. Cash flow used in investing activities during 2024 included $71.9 million in capital expenditures.

Adjusted EBITDA: Adjusted EBITDA increased 11% to $18.0 million for the three months ended December 31, 2024, from $16.3 million for the same period in 2023. This increase was primarily attributable to higher rental revenue and rental adjusted gross margin. Sequentially, adjusted EBITDA declined by 1% when compared to $18.2 million for the three months ended September 30, 2024.

Debt: Outstanding debt on our revolving credit facility as of December 31, 2024 was $170 million. Our leverage ratio at December 31, 2024 was 2.36x and our fixed charge coverage ratio was 2.44x. The Company is in compliance with all terms, conditions and covenants of the credit agreement.

Selected data: The tables below show revenue by product line, gross margin and adjusted gross margin for the trailing five quarters. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenues
	Three months ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2023	2024	2024	2024	2024
	(in thousands)
Rental	$31,626	$33,734	$34,926	$37,350	$38,226
Sales	2,921	2,503	2,270	1,843	997
Aftermarket services	1,674	670	1,295	1,493	1,435
Total	$36,221	$36,907	$38,491	$40,686	$40,658

	Gross Margin
	Three months ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2023	2024	2024	2024	2024
	(in thousands)
Rental	$12,366	$13,761	$13,211	$15,043	$14,865
Sales	553	253	(50)	(258)	(531)
Aftermarket services	421	163	269	151	296
Total	$13,340	$14,177	$13,430	$14,936	$14,630

	Adjusted Gross Margin (1)
	Three months ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2023	2024	2024	2024	2024
	(in thousands)
Rental	$19,199	$20,620	$20,698	$22,908	$23,107
Sales	620	323	21	(185)	(449)
Aftermarket services	440	170	283	169	321
Total	$20,259	$21,113	$21,002	$22,892	$22,979

	Adjusted Gross Margin %
	Three months ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2023	2024	2024	2024	2024
Rental	60.7%	61.1%	59.3%	61.3%	60.4%
Sales	21.2%	12.9%	0.9%	(10.0)%	(45.0)%
Aftermarket services	26.3%	25.4%	21.9%	11.3%	22.4%
Total	55.9%	57.2%	54.6%	56.3%	56.5%

	Compression Units (at end of period)
	Three months ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2023	2024	2024	2024	2024
Rented horsepower	420,432	444,220	454,568	475,534	491,756
Fleet horsepower available	520,365	542,256	552,599	579,699	598,840
Horsepower utilization	80.8%	81.9%	82.3%	82.0%	82.1%

Units utilized	1,247	1,245	1,242	1,229	1,208
Fleet units	1,876	1,894	1,899	1,909	1,912
Unit utilization	66.5%	65.7%	65.4%	64.4%	63.2%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure – Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less costs of revenues (excluding depreciation and amortization expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by our management as it represents the results of revenue and costs (excluding depreciation and amortization expense), which are key components of our operations. Adjusted gross margin differs from gross margin, in that gross margin includes depreciation and amortization expense. We believe Adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation and amortization expense does not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity. Rather, depreciation and amortization expense reflect the systematic allocation of historical property and equipment costs over their estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. These limitations are primarily due to the exclusion of depreciation and amortization expense, which is material to our results of operations. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and our ability to generate revenue. In order to compensate for these limitations, management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of our performance. As an indicator of our operating performance, Adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Our Adjusted gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate Adjusted gross margin in the same manner.

The following table calculates our gross margin, the most directly comparable GAAP financial measure, and reconciles it to Adjusted gross margin for the periods presented:

	Adjusted Gross Margin
	Three months ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2023	2024	2024	2024	2024
	(in thousands)
Total revenue	$36,221	$36,907	$38,491	$40,686	$40,658
Cost of revenue, exclusive of depreciation	(15,962)	(15,794)	(17,489)	(17,794)	(17,679)
Depreciation allocable to costs of revenue	(6,919)	(6,936)	(7,572)	(7,956)	(8,349)
Gross margin	13,340	14,177	13,430	14,936	14,630
Depreciation allocable to costs of revenue	6,919	6,936	7,572	7,956	8,349
Adjusted gross margin	$20,259	$21,113	$21,002	$22,892	$22,979

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-cash equity-classified stock-based compensation expense, non-recurring restructuring charges including severance expenses, impairments, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following tables reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA for the periods presented:

	Three months ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2023	2024	2024	2024	2024
	(in thousands)
Net income	$1,702	$5,098	$4,250	$5,014	$2,865
Interest expense	2,297	2,935	2,932	3,045	3,015
Income tax expense	431	1,479	1,294	1,383	283
Depreciation and amortization	7,160	7,087	7,705	8,086	8,469
Stock-based compensation expense	228	274	242	522	783
Severance and restructuring charges	—	—	33	—	—
Impairments	—	—	—	136	705
Inventory allowance	3,965	—	—	—	1,863
Retirement of rental equipment	505	5	—	—	23
Adjusted EBITDA	$16,288	$16,878	$16,456	$18,186	$18,006

	Year ended December 31,
	2023	2024
	(in thousands)
Net income	$4,747	$17,227
Interest expense	4,082	11,927
Income tax expense	1,873	4,439
Depreciation and amortization	26,550	31,347
Stock-based compensation expense	2,054	1,821
Severance and restructuring charges	1,224	33
Impairments	779	841
Inventory allowance	3,965	1,863
Retirement of rental equipment	505	28
Adjusted EBITDA	$45,779	$69,526

Conference Call Details: The Company will host a conference call to review its fourth-quarter and year-end financial results on Tuesday, March 18 at 8:30 a.m. (EST), 7:30 a.m. (CST). To join the conference call, kindly access the Investor Relations section of our website at www.ngsgi.com or dial in at (800) 550-9745 and enter conference ID 167298 at least five minutes prior to the scheduled start time. Please note that using the provided dial-in number is necessary for participation in the Q&A section of the call. A recording of the conference will be made available on our Company's website following its conclusion. Thank you for your interest in our Company's updates.

About Natural Gas Services Group, Inc.
Natural Gas Services Group is a leading provider of natural gas compression equipment, technology and services to the energy industry. The Company designs, rents, sells and maintains natural gas compressors for oil and natural gas production and plant facilities, primarily using equipment from third-party fabricators and OEM suppliers along with limited in-house assembly. The Company is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Forward-Looking Statements
Certain statements herein (and oral statements made regarding the subjects of this release) constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions.

These forward–looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of the Company. Forward–looking information includes, but is not limited to statements regarding: guidance or estimates related to EBITDA growth, projected capital expenditures; returns on invested capital, fundamentals of the compression industry and related oil and gas industry, valuations, compressor demand assumptions and overall industry outlook, and the ability of the Company to capitalize on any potential opportunities.

While the Company believes that the assumptions concerning future events are reasonable, investors are cautioned that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Some of these factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to:

•conditions in the oil and gas industry, including the supply and demand for oil and gas and volatility in the prices of oil and gas;
•our reliance on major customers;
•failure of projected organic growth due to adverse changes in the oil and gas industry, including depressed oil and gas prices, oppressive environmental regulations and competition;
•our inability to achieve increased utilization of assets, including rental fleet utilization and monetizing other non-cash balance sheet assets;
•failure of our customers to continue to rent equipment after expiration of the primary rental term;
•our ability to economically develop and deploy new technologies and services, including technology to comply with health and environmental laws and regulations;
•failure to achieve accretive financial results in connection with any acquisitions we may make;
•fluctuations in interest rates;
•regulation or prohibition of new well completion techniques;
•competition among the various providers of compression services and products;
•changes in safety, health and environmental regulations;
•changes in economic or political conditions in the markets in which we operate;
•the inherent risks associated with our operations, such as equipment defects, malfunctions, natural disasters and adverse changes in customer, employee and supplier relationships;
•our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our debt;
•inability to finance our future capital requirements and availability of financing;
•capacity availability, costs and performance of our outsourced compressor fabrication providers and overall inflationary pressures;
•impacts of world events, such as acts of terrorism and significant economic disruptions and adverse consequences resulting from possible long-term effects of potential pandemics and other public health crises; and
•general economic conditions.

In addition, these forward-looking statements are subject to other various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

For More Information, Contact:
Anna Delgado, Investor Relations
(432) 262-2700
IR@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)
	December 31,
	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$2,142	$2,746
Trade accounts receivable, net of provision for credit losses	15,626	39,186
Inventory, net of allowance for obsolescence	18,051	21,639
Federal income tax receivable	11,282	11,538
Prepaid expenses and other	1,075	1,162
Total current assets	48,176	76,271
Long-term inventory, net of allowance for obsolescence	—	701
Rental equipment, net of accumulated depreciation	415,021	373,649
Property and equipment, net of accumulated depreciation	22,989	20,550
Intangible assets, net of accumulated amortization	—	775
Other assets	6,342	6,783
Total assets	$492,528	$478,729
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,670	$17,628
Accrued liabilities	7,688	15,085
Total current liabilities	17,358	32,713
Credit facility	170,000	164,000
Deferred income taxes	45,873	41,636
Other long-term liabilities	4,240	4,486
Total liabilities	237,471	242,835
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,762 and 13,688 shares issued as of December 31, 2024 and 2023, respectively	138	137
Additional paid-in capital	118,415	116,480
Retained earnings	151,508	134,281
Treasury shares, at cost, 1,310 shares for each of December 31, 2024 and 2023, respectively	(15,004)	(15,004)
Total stockholders’ equity	255,057	235,894
Total liabilities and stockholders’ equity	$492,528	$478,729

NATURAL GAS SERVICES GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)
	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue:
Rental	$38,226	$31,626	$144,236	$106,159
Sales	997	2,921	7,613	8,921
Aftermarket services	1,435	1,674	4,893	6,087
Total revenue	40,658	36,221	156,742	121,167
Cost of revenues (excluding depreciation and amortization)
Rental	15,119	12,427	7,903	8,919
Sales	1,446	2,301	56,903	48,877
Aftermarket services	1,114	1,234	3,950	4,658
Total cost of revenues (excluding depreciation and amortization)	17,679	15,962	68,756	62,454
Selling, general and administrative expenses	5,831	4,390	21,012	16,938
Depreciation and amortization	8,469	7,160	31,347	26,550
Impairments	705	—	841	779
Inventory allowance	1,863	3,965	1,863	3,965
Retirement of rental equipment	23	505	28	505
Loss (gain) on sale of property and equipment, net	45	(200)	(430)	(481)
Total operating costs and expenses	34,615	31,782	123,417	110,710
Operating income	6,043	4,439	33,325	10,457
Other income (expense):
Interest expense	(3,015)	(2,297)	(11,927)	(4,082)
Other income (expense)	120	(9)	268	245
Total other expense, net	(2,895)	(2,306)	(11,659)	(3,837)
Income before income taxes	3,148	2,133	21,666	6,620
Provision for income taxes	(283)	(431)	(4,439)	(1,873)
Net income	$2,865	$1,702	$17,227	$4,747
Earnings per share:
Basic	$0.23	$0.14	$1.39	$0.39
Diluted	$0.23	$0.14	$1.37	$0.38
Weighted average shares outstanding:
Basic	12,438	12,378	12,412	12,316
Diluted	12,586	12,435	12,543	12,383

NATURAL GAS SERVICES GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, except per share amounts) (unaudited)
	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,865	$1,702	$17,227	$4,747
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,469	7,160	31,347	26,550
Impairments	705	—	841	779
Inventory allowance	1,863	3,965	1,863	3,965
Retirement of rental equipment	23	505	28	505
(Gain) loss on sale of property and equipment	45	(200)	(430)	(481)
Amortization of debt issuance costs	216	138	746	425
Deferred income taxes	182	430	4,237	1,838
Stock-based compensation	783	228	1,821	2,054
Provision for credit losses	—	293	433	492
(Gain) loss on company owned life insurance	(4)	186	(156)	235
Changes in operating assets and liabilities:
Trade accounts receivables	9,183	(11,438)	23,127	(25,010)
Inventory	1,355	1,939	2,477	(669)
Prepaid expenses and prepaid income taxes	1,177	274	152	(7)
Accounts payable and accrued liabilities	(18,580)	(12,478)	(17,727)	2,436
Other	1,144	(369)	477	174
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	9,426	(7,665)	66,463	18,033
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(14,544)	(25,380)	(71,894)	(153,943)
Purchase of company owned life insurance	(187)	(44)	(22)	(422)
Proceeds from sale of property and equipment	(28)	246	476	477
NET CASH USED IN INVESTING ACTIVITIES	(14,759)	(25,178)	(71,440)	(153,888)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility borrowings	20,000	36,000	28,000	139,000
Repayments of credit facility borrowings	(13,000)	—	(22,000)	—
Payments of other long term liabilities	(158)	(45)	(780)	(95)
Payments of debt issuance costs	—	(562)	(962)	(2,693)
Proceeds from exercise of stock options	223	—	293	—
Taxes paid related to net share settlement of equity awards	—	(1)	(178)	(983)
NET CASH PROVIDED BY FINANCING ACTIVITIES	7,065	35,392	4,373	135,229
NET CHANGE IN CASH AND CASH EQUIVALENTS	1,732	2,549	(604)	(626)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	410	197	2,746	3,372
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,142	$2,746	$2,142	$2,746